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                                                                Exhibit (a)(4)

Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
                            Meridian Bioscience, Inc.

                                Offer to Exchange
                 5% Convertible Subordinated Debentures Due 2013
             in Principal Amount of $16,000,000 for Equal Amount of
           Outstanding 7% Convertible Subordinated Debentures Due 2006
                      Pursuant to the Offering Memorandum,
                             Dated October __, 2003


THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON _______________, 2003, UNLESS EXTENDED OR EARLIER TERMINATED.

                                October __, 2003

To:      Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees:

         Meridian Bioscience, Inc. is offering to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in the Offering Memorandum, dated October __, 2003 (the "Offering Memorandum"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), its 5% Convertible Subordinated Debentures due 2013 in the principal amount of $16,000,000 for an equal principal amount of its outstanding 7% Convertible Subordinated Debentures due 2006 (the "Existing Debentures").

         We are requesting that you contact your clients for whom you hold Existing Debentures regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Debentures registered in your name or in the name of your nominee, or who hold Existing Debentures registered in their own names, we are enclosing the following documents:

         1. Offering Memorandum, dated October __, 2003;

         2. The Letter of Transmittal for your use and for the information of your clients;

         3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for the Existing Debentures are not immediately available, time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), or the procedure for book-entry transfer cannot be completed on a timely basis;

         4. A form of letter which may be sent to your clients for whose account you hold Existing Debentures registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with respect to the Exchange Offer; and



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         5. Guidelines for Certification of Taxpayer Identification Number on
Substitute Form W-9.

         Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, Eastern time, on ______________, 2003, unless extended by us (as it may be extended, the "Expiration Date"). The Existing Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date or at any time after __________, 2003 if we have not accepted the tendered Existing Debentures for exchange by that date.

         Unless a holder of Existing Debentures complies with the procedures described in the section of the Offering Memorandum entitled "The Exchange Offer -- Guaranteed Delivery Procedures," the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

         o tender the Existing Debentures by sending the certificates for the Existing Debentures, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the Exchange Agent, at the address set forth on the front cover page of the Letter of Transmittal; or

         o tender the Existing Debentures by using the book-entry procedures described in the section of the Offering Memorandum entitled "The Exchange Offer -- Book-Entry Transfer" and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an "agent's message" (defined below) instead of the Letter of Transmittal, to the Exchange Agent.

         In order for a book-entry transfer to constitute a valid tender of Existing Debentures, the Exchange Agent must receive a confirmation of book-entry transfer (a "Book-Entry Confirmation") of the Existing Debentures into the Exchange Agent's account at The Depository Trust Company prior to the Expiration Date. The term "agent's message" means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Existing Debentures that the holder has received and has agreed to be bound by the Letter of Transmittal.

         If a registered holder of Existing Debentures wishes to tender the Existing Debentures in the Exchange Offer, but the certificates for the Existing Debentures are not immediately available, time will not permit the certificates for the Existing Debentures or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of Existing Debentures may be effected by following the Guaranteed Delivery Procedures described in the section of the Offering Memorandum entitled "The Exchange Offer -- Guaranteed Delivery Procedures."

         We will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Memorandum and the related documents to the beneficial owners of Existing Debentures held by them as nominee or in a fiduciary capacity. We will pay or cause to


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be paid all stock transfer taxes applicable to the exchange of Existing
Debentures in the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the Exchange Offer, at the telephone number or address set forth on the front cover page of the Letter of Transmittal.


                            Meridian Bioscience, Inc.

Nothing herein or in the enclosed documents shall constitute you or any other person as an agent of Meridian Bioscience, Inc., the Exchange Agent or the Information Agent, or authorize you or any other person to use any document or make any statements on behalf of them with respect to the Exchange Offer, except for statements expressly made in the Offering Memorandum or the Letter of Transmittal.




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